Exhibit (a)(5)(B)

Press Release

CONTACT:

Jarrod Langhans

Investor Relations

Tel: (813) 313-1732

Investorrelations@cott.com

COTT SUCCESSFULLY COMPLETES CASH TENDER OFFER

FOR CRYSTAL ROCK HOLDINGS, INC.

TORONTO, ON and TAMPA, FL – March 21, 2018 – Cott Corporation (“Cott”) (NYSE:COT; TSX:BCB) today announced the completion of the cash tender offer by its wholly owned subsidiary, CR Merger Sub, Inc. (“Purchaser”), for all of the outstanding shares of common stock of Crystal Rock Holdings, Inc. (NYSE MTK:CRVP) (“Crystal Rock”) at an offer price of $0.97 per share, net to the seller in cash, without interest but subject to any required withholding taxes. Crystal Rock is a 100 year old direct-to-consumer home and office water, coffee, filtration and office supply service delivery business serving customers throughout New York and New England.

The depositary and paying agent for the tender offer has advised that, as of 5:00 p.m., New York City time, on March 20, 2018, the expiration of the tender offer, 16,055,804 shares of common stock of Crystal Rock were tendered pursuant to the tender offer, representing approximately 75.17% of the issued and outstanding shares of common stock of Crystal Rock on a fully-diluted basis (as determined pursuant to the merger agreement). In addition, the depositary has received commitments to tender approximately 82,636 shares of common stock of Crystal Rock in accordance with guaranteed delivery procedures, which, when combined with the shares tendered and not properly withdrawn from the tender offer, equal approximately 75.56% of the issued and outstanding shares of common stock of Crystal Rock on a fully-diluted basis. The condition to the tender offer that at least one share more than 50% of the issued and outstanding shares of Crystal Rock (calculated on a fully-diluted basis (as determined pursuant to the merger agreement)) be validly tendered and not validly withdrawn and all other conditions to the tender offer have been satisfied. Accordingly, Purchaser has accepted for payment and will promptly pay the depositary for all validly tendered shares.

Cott expects to complete the acquisition of Crystal Rock as promptly as practicable on March 23, 2018 through a merger under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). All remaining shares of Crystal Rock common stock not tendered pursuant to the tender offer (other than shares of Crystal Rock common stock (a) held in the treasury of Crystal Rock or owned by any direct or indirect wholly owned subsidiary of Crystal Rock, (b) owned by Purchaser, Cott or any direct or indirect wholly owned subsidiary of Cott, and (c) in respect of which appraisal rights are perfected in accordance with Section 262 of the DGCL) will be canceled in the merger and converted into the right to receive $0.97 per share in cash, without interest but subject to any required withholding taxes, which is the same price that was paid in the tender offer. Following completion of the merger,

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shares of Crystal Rock common stock will no longer be listed on the NYSE MKT. Financial expectations and modelling information regarding the transaction will be provided in Cott’s first quarter 2018 earnings release and conference call.

IMPORTANT INFORMATION FOR INVESTORS

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. On February 20, 2018, Cott and its acquisition subsidiary filed tender offer materials on Schedule TO, and Crystal Rock filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials and the Solicitation/Recommendation Statement, as amended, are available for free at the SEC’s web site at www.sec.gov. Copies of these documents are also available free of charge on Cott’s website at http://www.cott.com/investor-relations. Copies of the documents filed with the SEC by Crystal Rock are available free of charge on Crystal Rock’s website at http://ir.crystalrock.com. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Cott and Crystal Rock file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Cott or Crystal Rock at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Cott and Crystal Rock’s filings with the SEC are also available to the public at the website maintained by the SEC at www.sec.gov.

ABOUT COTT CORPORATION

Cott is a route based service company with a leading volume-based national presence in the North America and European home and office bottled water delivery industry and a leader in custom coffee roasting, blending of iced tea, and extract solutions for the U.S. foodservice industry. Our platform reaches over 2.4 million customers or delivery points across North America and Europe supported by strategically located sales and distribution facilities and fleets, as well as wholesalers and distributors. This enables us to efficiently service residences, businesses, restaurant chains, hotels and motels, small and large retailers, and healthcare facilities.

ABOUT CRYSTAL ROCK HOLDINGS, INC.

Crystal Rock, operating through its subsidiary Crystal Rock LLC, markets and distributes water and coffee service, office supplies, refreshment beverages and other break room items to the commercial office and at home markets throughout the Northeast. For over 100 years, the company has provided quality and high value service, and it’s the largest independent delivery provider of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and it roasts and packages coffee under its Cool Beans® brand. Launched in 2010, the

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Crystal Rock Office® brand features traditional office supplies, break room items, furniture and janitorial and sanitation products. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. Crystal Rock believes “Little Things Matter™” to the customer experience with high standards for delivering premium service excellence and results in customer productivity - at work or at home. Through technical innovation, a branded customer experience and a commitment to community and environment, Crystal Rock family values are integral to the relationships between employees and customers. More information is available at CrystalRock.com.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to the anticipated timing of the consummation of the merger. The forward-looking statements are based on assumptions regarding the time necessary to satisfy the conditions to the closing of the transaction and management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others, the parties’ ability to satisfy the conditions to the merger agreement and to consummate the merger within the timeframe set forth herein.

The foregoing factors are not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K, as well as other filings with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Website: www.cott.com

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